First Industrial Realty Trust Reports
Fourth Quarter and Full Year 2019 Results

•	Cash Rental Rates Were Up 9.7% in 4Q19 and 13.9% in 2019

•	Occupancy of 97.6%; Cash Same Store NOI Grew 2.1% in 4Q19 and 3.1% for the Year

•	Increased First Quarter 2020 Dividend to $0.25 Per Share, an 8.7% Increase

•	Completed $155 Million of Asset Sales in 4Q19; $261 Million for 2019; $26.5 Million in 1Q20 To-Date; Effectively Exited Indianapolis, St. Louis and Tampa Markets

•	Leased 100% of the 556,000 Square-Foot First Aurora Commerce Center Building D in Denver

•	Started Four New Development Projects Totaling 984,000 Square Feet in the Inland Empire West, Northwest Dallas and South Florida; Estimated Total Investment of $94.7 Million

•	Placed in Service 13 Developments in 2019: 91% Leased, 4.4 Million Square Feet, Total Investment of $325 Million, Estimated Cash Yield of 6.7%

•	Acquired Nine Buildings Totaling 542,000 Square Feet Plus 12 Land Parcels for $148 Million in 2019

CHICAGO, February 12, 2020 - First Industrial Realty Trust, Inc. (NYSE: FR), a leading fully integrated owner, operator and developer of industrial real estate, today announced results for the fourth quarter and full year 2019. Diluted net income available to common stockholders per share (EPS) was $0.76 in the fourth quarter, compared to $0.40 a year ago. Full year 2019 diluted net income available to common stockholders was $1.88 per share, compared to $1.31 per share in 2018.

First Industrial’s fourth quarter FFO was $0.45 per share/unit on a diluted basis, compared to $0.42 per share/unit a year ago. Excluding the approximately $0.01 per share/unit income related to insurance settlements, fourth quarter 2018 FFO per share was $0.41.

“Team FR delivered strong fourth quarter results to cap off a successful 2019. Our operating metrics, including record annual cash rental rate increases of 13.9%, demonstrate the quality of our portfolio and the solid fundamentals in the U.S. industrial real estate market,” said Peter E. Baccile, First Industrial's president and chief executive officer. “Through new development, acquisitions and dispositions, we continue to increase our presence in higher barrier markets.”

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Portfolio Performance - Fourth Quarter and Full Year 2019

•	In service occupancy was 97.6% at the end of the fourth quarter of 2019, compared to 97.7% at the end of the third quarter of 2019, and 98.5% at the end of the fourth quarter of 2018.

•	Tenant retention of square footage up for renewal was 81.4% for the fourth quarter and 81.1% for the full year.

•
Same property cash basis net operating income (“SS NOI”) increased 2.1%, primarily reflecting contractual rent escalations and increased rental rates on leasing, offset by lower average occupancy and the negative impact of tax true-ups in markets where taxes are paid in arrears. For the full year, SS NOI increased 3.1%.

•
In the fourth quarter, rental rates increased 9.7% on a cash basis and 20.4% on a straight-line basis; leasing costs were $2.83 per square foot. For the full year, rental rates increased 13.9% on a cash basis and 26.0% on a straight-line basis; leasing costs were $2.03 per square foot.

Common Stock Dividend Increased

The board of directors declared a common dividend of $0.25 per share/unit for the quarter ending March 31, 2020 payable on April 20, 2020 to stockholders of record on March 31, 2020. The new dividend rate represents an 8.7% increase from the prior rate of $0.23 per share/unit. This represents a payout ratio of approximately 64% of our anticipated 2020 Adjusted Funds From Operations (AFFO) as defined in our supplemental report.

Development Leasing

During the fourth quarter, the Company:

•	Leased 100% of its 556,000 square-foot First Aurora Commerce Center Building D in Denver.

Investment and Disposition Activities

In the fourth quarter, the Company:

•	Placed in service seven developments, 88% leased, totaling 2.1 million square feet with an estimated total investment of $164.5 million and a cash yield of 6.1%.

•	Completed development of five buildings in lease-up in Dallas and Houston totaling 915,000 square feet with an estimated total investment of $68.4 million; 13% leased.

•	Commenced development of four projects totaling 984,000 square feet, with an estimated total investment of $94.7 million comprised of:

◦	First Sawgrass Commerce Center; South Florida; 104,000 square feet; $15.3 million estimated investment.

◦	First Park 121 Building E; Northwest Dallas; 435,000 square feet; $31.2 million estimated investment.

◦	First Redwood Logistics Center II Building C; Inland Empire West; 72,000 square feet; $12.6 million estimated investment.

◦	First Cypress Creek Commerce Center; South Florida; three buildings totaling 374,000 square feet; $35.6 million estimated investment.

•	Acquired a 23,000 square-foot building in Seattle and four land parcels located in Miami and Los Angeles for a total of $43.9 million.

•
Sold 29 buildings comprised of 3.6 million square feet and one land parcel for $155.2 million; included effective exits of the Indianapolis and St. Louis markets, with one building remaining in each market.

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For the full year 2019, the Company:

•	Placed in service 13 developments, 91% leased, totaling 4.4 million square feet with an estimated total investment of $324.7 million and a cash yield of 6.7%.

•	Acquired nine buildings totaling 542,000 square feet for $66.8 million.

•	Acquired 12 land parcels for a total investment of $81.1 million.

•	Entered into a 50-year ground lease in South Florida for a site on which 374,000 square feet of development has commenced.

•
Sold 38 buildings totaling 5.2 million square feet and four land parcels for a total of $261.3 million. This excludes the sale of a 618,000 square-foot building in Phoenix for $54.5 million in which the tenant exercised its purchase option, which is scheduled to close in 3Q20.

In the first quarter of 2020 to date, the Company:

•
Acquired the 63-acre infill site for development of First Park Miami for $48.9 million; developable up to 1.2 million square feet. Planned first phase consisting of three buildings totaling approximately 600,000 square feet, estimated total investment of $90.0 million; expect to break ground in the Summer of 2020.

•	Acquired a 23,000 square-foot building in the East Bay market of Northern California for $4.9 million.

•	Sold remaining nine-building portfolio in Tampa comprised of 226,000 square feet for $26.5 million.

“Our development program continues to create value above and beyond what is available from stabilized acquisitions, using local market knowledge and the strength of our platform,” said Johannson Yap, First Industrial's chief investment officer. “We are very excited about our efforts to expand our investments in South Florida, including our new First Park Miami project in the Airport/Medley submarket.”

Outlook for 2020

“Based on the continuing solid industrial real estate fundamentals, our 2020 leases signed to date, and our leasing expectations for the balance of the year, we expect to deliver additional growth in rental rates and cash flow in 2020,” said Mr. Baccile.  “Through our development program, we continue to create opportunities to drive future growth and further enhance our portfolio.”

	Low End of	High End of
	Guidance for 2020	Guidance for 2020
	(Per share/unit)	(Per share/unit)
Net Income	0.92	1.02
Add: Real Estate Depreciation/Amortization	0.96	0.96
Less: Net Gain on Sale of Real Estate Through February 12, 2020	(0.11)	(0.11)

FFO (NAREIT Definition)	$1.77	$1.87

Plus: Severance Costs Related to Closure of Indianapolis Office and Costs Related to Projected Vesting of Equity Awards for Retirement Eligible Employees	0.01	0.01

FFO Before Severance Costs Related to Closure of Indianapolis Office and Costs Related to Projected Vesting of Equity Awards for Retirement Eligible Employees	$1.78	$1.88

The following assumptions were used:

•	Average quarter-end in service occupancy of 97.0% to 98.0%. For 1Q20, we anticipate a typical seasonal reduction of occupancy of approximately 75 to 100 basis points.

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•
Same property NOI growth on a cash basis before termination fees of 4.0% to 5.5% for the full year. This range assumes 2020 bad debt expense of $2.0 million compared to $516,000 of realized bad debt expense in 2019.

•
General and administrative expense of approximately $31.0 million to $32.0 million. This excludes approximately $1.5 million of severance costs from the closure of our Indianapolis office and costs related to projected vesting of equity awards for retirement-eligible employees.

•
Guidance includes the incremental costs expected in 2020 related to the Company’s developments completed and under construction as of December 31, 2019 and the aforementioned future start of First Park Miami. In total, the Company expects to capitalize $0.03 per share of interest related to these development projects in 2020.

•	Guidance reflects the expected payoff of an approximately $15.1 million secured debt maturity in the second quarter with an interest rate of 6.5%.

•	Guidance reflects the impact of the expected sale of the 618,000 square-foot building in Phoenix in 3Q20 discussed above.

•	Other than the above, guidance does not include the impact of:

◦	any other future debt repurchases prior to maturity or future debt issuances,

◦	any future investments or property sales after the date of this earnings release,

◦	any future gains related to the final settlement of two insurance claims for damaged properties previously disclosed, or

◦	any future equity issuances.

A number of factors could impact our ability to deliver results in line with our assumptions, such as interest rates, the economy, the supply and demand of industrial real estate, the availability and terms of financing to potential acquirers of real estate, the timing and yields for divestment and investment, and numerous other variables. There can be no assurance that First Industrial can achieve such results.

We believe that providing this adjusted FFO, which excludes certain non-recurring expenses, is a useful supplemental measure of operating performance because investors may use this measure to help compare the operating performance of the Company between periods or other REITs on a consistent basis.

Conference Call

First Industrial will host its quarterly conference call on Thursday, February 13, 2020 at 10:00 a.m. CDT (11:00 a.m. EDT). The conference call may be accessed by dialing (888) 823-7459, passcode “First Industrial.” The conference call will also be webcast live on the Investors page of the Company’s website at www.firstindustrial.com. The replay will also be available on the website.

The Company’s fourth quarter and full year 2019 supplemental information can be viewed at www.firstindustrial.com under the “Investors” tab.

FFO Definition

In accordance with the restated NAREIT definition of FFO adopted by the Company effective January 1, 2019, First Industrial calculates FFO to be equal to net income available to First Industrial Realty Trust, Inc.'s common stockholders and participating securities, plus depreciation and other amortization of real estate, plus impairment of real estate, minus gain or plus loss on sale of real estate, net of any income tax provision or benefit associated with the sale of real estate. First Industrial also excludes the same adjustments from its share of net income from an unconsolidated joint venture. For the comparative 2018 period, gain and losses from the sale of non-depreciable real estate as well as impairment of non-depreciable real estate were not excluded from FFO.
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About First Industrial Realty Trust, Inc.

First Industrial Realty Trust, Inc. (NYSE: FR) is a leading fully integrated owner, operator, and developer of industrial real estate with a track record of providing industry-leading customer service to multinational corporations and regional customers. Across major markets in the United States, our local market experts manage, lease, buy, (re)develop, and sell bulk and regional distribution centers, light industrial, and other industrial facility types. In total, we own and have under development approximately 63.4 million square feet of industrial space as of December 31, 2019. For more information, please visit us at www.firstindustrial.com.
Forward-Looking Information

This press release and the presentation to which it refers may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions and describe our future plans, strategies and expectations, and are generally identifiable by use of the words "believe," "expect," “plan, "intend," “anticipate," "estimate," "project," "seek," "target," "potential," "focus," "may," "will," "should" or similar words. Although we believe the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. Factors which could have a materially adverse effect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically; changes in legislation/regulation (including changes to laws governing the taxation of real estate investment trusts) and actions of regulatory authorities; our ability to qualify and maintain our status as a real estate investment trust; the availability and attractiveness of financing (including both public and private capital) and changes in interest rates; the availability and attractiveness of terms of additional debt repurchases; our ability to retain our credit agency ratings; our ability to comply with applicable financial covenants; our competitive environment; changes in supply, demand and valuation of industrial properties and land in our current and potential market areas; our ability to identify, acquire, develop and/or manage properties on favorable terms; our ability to dispose of properties on favorable terms; our ability to manage the integration of properties we acquire; potential liability relating to environmental matters; defaults on or non-renewal of leases by our tenants; decreased rental rates or increased vacancy rates; higher-than-expected real estate construction costs and delays in development or lease-up schedules; potential natural disasters and other potentially catastrophic events such as acts of war and/or terrorism; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; risks associated with our investments in joint ventures, including our lack of sole decision-making authority; and other risks and uncertainties described under the heading "Risk Factors" and elsewhere in our annual report on Form 10-K for the year ended December 31, 2018, as well as those risks and uncertainties discussed from time to time in our other Exchange Act reports and in our other public filings with the SEC. We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact us and the statements contained herein, reference should be made to our filings with the SEC.

A schedule of selected financial information is attached.

Contact:     Art Harmon
Vice President, Investor Relations and Marketing
312-344-4320

FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(Unaudited)
(In thousands except per share/Unit data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31	December 31,
	2019	2018	2019	2018
Statements of Operations and Other Data:
Total Revenues (a)	$110,758	$105,082	$425,984	$403,954
Property Expenses (a)	(30,642)	(30,424)	(116,585)	(116,854)
General and Administrative (b)	(8,040)	(6,279)	(28,569)	(27,749)
Impairment of Real Estate	—	—	—	(2,756)
Depreciation of Corporate FF&E	(186)	(223)	(713)	(800)
Depreciation and Other Amortization of Real Estate	(31,065)	(30,640)	(120,516)	(115,659)
Total Expenses	(69,933)	(67,566)	(266,383)	(263,818)
Gain on Sale of Real Estate	71,564	28,309	124,942	81,600
Interest Expense	(12,708)	(12,957)	(50,273)	(50,775)
Amortization of Debt Issuance Costs	(788)	(854)	(3,218)	(3,404)
Loss from Retirement of Debt	—	—	—	(39)
Income from Operations Before Equity in (Loss) Income of Joint Venture and Income Tax (Provision) Benefit	$98,893	$52,014	$231,052	$167,518
Equity in (Loss) Income of Joint Venture	(53)	(77)	16,235	(276)
Income Tax (Provision) Benefit	(14)	(1)	(3,406)	92
Net Income	$98,826	$51,936	$243,881	$167,334
Net Income Attributable to the Noncontrolling Interest	(1,965)	(1,109)	(5,106)	(4,095)
Net Income Available to First Industrial Realty Trust, Inc.'s Common Stockholders and Participating Securities	$96,861	$50,827	$238,775	$163,239
RECONCILIATION OF NET INCOME AVAILABLE TO FIRST INDUSTRIAL REALTY TRUST, INC.'S COMMON STOCKHOLDERS AND PARTICIPATING SECURITIES TO FFO (c) AND AFFO (c)
Net Income Available to First Industrial Realty Trust, Inc.'s Common Stockholders and Participating Securities	$96,861	$50,827	$238,775	$163,239
Depreciation and Other Amortization of Real Estate	31,065	30,640	120,516	115,659
Impairment of Depreciable Real Estate	—	—	—	2,285
Noncontrolling Interest	1,965	1,109	5,106	4,095
Gain on Sale of Depreciable (and Non-Depreciable for 2019) Real Estate	(71,564)	(28,249)	(124,942)	(80,909)
Gain on Sale of Real Estate from Joint Venture	—	—	(16,714)	—
Income Tax Provision - Gain on Sale of Real Estate from Joint Venture	—	—	3,095	—
Funds From Operations (NAREIT) ("FFO") (c)	$58,327	$54,327	$225,836	$204,369
Loss from Retirement of Debt	—	—	—	39
Amortization of Stock Based Compensation	2,431	1,897	8,376	7,586
Amortization of Debt Discounts (Premiums) and Hedge Costs	104	(10)	239	(44)
Amortization of Debt Issuance Costs	788	854	3,218	3,404
Depreciation of Corporate FF&E	186	223	713	800
Impairment of Non-Depreciable Real Estate	—	—	—	471
Gain on Sale of Non-Depreciable Real Estate (for 2018)	—	(60)	—	(691)
Non-incremental Building Improvements	(6,007)	(5,410)	(13,809)	(14,065)
Non-incremental Leasing Costs	(8,510)	(6,990)	(20,139)	(24,297)
Capitalized Interest	(1,596)	(1,002)	(5,757)	(5,869)
Capitalized Overhead	(767)	(727)	(3,225)	(1,714)
Straight-Line Rent, Amortization of Above (Below) Market Leases and Lease Inducements	(3,810)	(901)	(11,570)	(2,479)
Adjusted Funds From Operations ("AFFO") (c)	$41,146	$42,201	$183,882	$167,510

RECONCILIATION OF NET INCOME AVAILABLE TO FIRST INDUSTRIAL REALTY TRUST, INC.'S COMMON STOCKHOLDERS AND PARTICIPATING SECURITIES TO ADJUSTED EBITDA (c) AND NOI (c)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,

	2019	2018	2019	2018
Net Income Available to First Industrial Realty Trust, Inc.'s Common Stockholders and Participating Securities	$96,861	$50,827	$238,775	$163,239
Interest Expense	12,708	12,957	50,273	50,775
Depreciation and Other Amortization of Real Estate	31,065	30,640	120,516	115,659
Impairment of Real Estate	—	—	—	2,756
Severance Expense (b)	—	—	—	1,298
Income Tax Provision (Benefit)	14	1	311	(92)
Income Tax Provision - Gain on Sale of Real Estate from Joint Venture	—	—	3,095	—
Noncontrolling Interest	1,965	1,109	5,106	4,095
Loss from Retirement of Debt	—	—	—	39
Amortization of Debt Issuance Costs	788	854	3,218	3,404
Depreciation of Corporate FF&E	186	223	713	800
Gain on Sale of Real Estate	(71,564)	(28,309)	(124,942)	(81,600)
Gain on Sale of Real Estate from Joint Venture	—	—	(16,714)	—
Adjusted EBITDA (c)	$72,023	$68,302	$280,351	$260,373
General and Administrative (b)	8,040	6,279	28,569	26,451
FFO from Joint Venture	53	77	479	276
Net Operating Income ("NOI") (c)	$80,116	$74,658	$309,399	$287,100
Non-Same Store NOI	(12,561)	(8,787)	(44,600)	(30,958)
Same Store NOI Before Same Store Adjustments (c)	$67,555	$65,871	$264,799	$256,142
Straight-line Rent	(231)	680	301	727
Above (Below) Market Lease Amortization	(260)	(260)	(1,027)	(1,013)
Lease Termination Fees	(345)	(922)	(1,575)	(1,183)
Same Store NOI (Cash Basis without Termination Fees) (c)	$66,719	$65,369	$262,498	$254,673

Weighted Avg. Number of Shares/Units Outstanding - Basic	128,837	128,526	128,831	126,921
Weighted Avg. Number of Shares Outstanding - Basic	126,682	125,897	126,392	123,804

Weighted Avg. Number of Shares/Units Outstanding - Diluted	129,308	128,878	129,241	127,308
Weighted Avg. Number of Shares Outstanding - Diluted	127,030	126,249	126,691	124,191

Per Share/Unit Data:
Net Income Available to First Industrial Realty Trust, Inc.'s Common Stockholders and Participating Securities	$96,861	$50,827	$238,775	$163,239
Less: Allocation to Participating Securities	(199)	(164)	(518)	(513)
Net Income Available to First Industrial Realty Trust, Inc.'s Common Stockholders	$96,662	$50,663	$238,257	$162,726
Basic Per Share	$0.76	$0.40	$1.89	$1.31
Diluted Per Share	$0.76	$0.40	$1.88	$1.31

FFO (NAREIT) (c)	$58,327	$54,327	$225,836	$204,369
Less: Allocation to Participating Securities	(186)	(172)	(679)	(625)
FFO (NAREIT) Allocable to Common Stockholders and Unitholders	$58,141	$54,155	$225,157	$203,744
Basic Per Share/Unit	$0.45	$0.42	$1.75	$1.61
Diluted Per Share/Unit	$0.45	$0.42	$1.74	$1.60

Common Dividends/Distributions Per Share/Unit	$0.2300	$0.2175	$0.9200	$0.8700

Balance Sheet Data (end of period):	December 31, 2019	December 31, 2018
Gross Real Estate Investment	$3,830,209	$3,673,644
Total Assets	3,518,828	3,142,691
Debt	1,483,565	1,297,783
Total Liabilities	1,720,565	1,462,780
Total Equity	$1,798,263	$1,679,911

a) We adopted Accounting Standards Update No. 2016-02, Leases (Topic 842) ("ASU 2016-02") effective January 1, 2019. Prior to the adoption of ASU 2016-02, we included reimbursement revenue related to real estate taxes paid directly by certain tenants to the taxing authorities in Total Revenues with a corresponding expense amount in Property Expenses. Additionally, ASU 2016-02 requires credit losses on lease receivables be presented within Total Revenues. Prior to the adoption of ASU 2016-02, we included the credit losses on lease receivables within Property Expenses. The 2018 Statements of Operations have not been restated for either of these changes.

b)	Twelve Months Ended December 31, 2018
General and Administrative per the Form 10-Q	$27,749
Severance Expense	(1,298)
General and Administrative per Reconciliation within the Selected Financial Data	$26,451

c) Investors in, and analysts following, the real estate industry utilize funds from operations ("FFO"), net operating income ("NOI"), adjusted EBITDA and adjusted funds from operations ("AFFO"), variously defined below, as supplemental performance measures. While we believe net income available to First Industrial Realty Trust, Inc.'s common stockholders and participating securities, as defined by GAAP, is the most appropriate measure, we consider FFO, NOI, adjusted EBITDA and AFFO, given their wide use by, and relevance to investors and analysts, appropriate supplemental performance measures. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets. NOI provides a measure of rental operations, and does not factor in depreciation and amortization and non-property specific expenses such as general and administrative expenses. Adjusted EBITDA provides a tool to further evaluate the ability to incur and service debt and to fund dividends and other cash needs. AFFO provides a tool to further evaluate the ability to fund dividends. In addition, FFO, NOI, adjusted EBITDA and AFFO are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.

In accordance with the restated NAREIT definition of FFO which we adopted effective January 1, 2019, we calculate FFO to be equal to net income available to First Industrial Realty Trust, Inc.'s common stockholders and participating securities, plus depreciation and other amortization of real estate, plus impairment of real estate, minus gain or plus loss on sale of real estate, net of any income tax provision or benefit associated with the sale of real estate. We also exclude the same adjustments from our share of net income from an unconsolidated joint venture. For the comparative 2018 period, gain and losses from the sale of non-depreciable real estate as well as impairment of non-depreciable real estate were not excluded from FFO.

NOI is defined as our revenues, minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses.

Adjusted EBITDA is defined as NOI minus general and administrative expenses and the equity in FFO from our investment in a joint venture. For the twelve months ended December 31, 2018, $1,298 of severance expense included in general and administrative expense was not deducted to arrive at adjusted EBITDA.

AFFO is defined as adjusted EBITDA minus interest expense, minus capitalized interest and overhead, (minus)/plus amortization of debt (premiums)/discounts and hedge costs, minus straight-line rental income, amortization of above (below) market leases and lease inducements, minus provision for income taxes or plus benefit for income taxes, plus amortization of stock based compensation, minus severance expense and minus non-incremental capital expenditures. For AFFO purposes, we also exclude the income tax provision or benefit related to the gain or loss on sale of real estate, which is comparable to the NAREIT FFO treatment. Non-incremental capital expenditures refer to building improvements and leasing costs required to maintain current revenues plus tenant improvements amortized back to the tenant over the lease term. Excluded are first generation leasing costs, capital expenditures underwritten at acquisition and development/redevelopment costs.

FFO, NOI, adjusted EBITDA and AFFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO, NOI, adjusted EBITDA and AFFO should not be considered as substitutes for net income available to common stockholders and participating securities (calculated in accordance with GAAP) as a measure of results of operations or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO, NOI, adjusted EBITDA and AFFO as currently calculated by us may not be comparable to similarly titled, but variously calculated, measures of other REITs.

In addition, we consider cash-basis same store NOI (“SS NOI”) to be a useful supplemental measure of our operating performance. Same store properties include all properties owned prior to January 1, 2018 and held as an in service property through the end of the current reporting period (including nine land parcels that are leased under ground lease arrangements where we are the lessor), and developments and redevelopments that were placed in service prior to January 1, 2018 (the “Same Store Pool”). Properties which are at least 75% occupied at acquisition are placed in service, unless we anticipate tenant move-outs within two years of ownership would drop occupancy below 75%. Acquired properties with occupancy greater than 75% at acquisition, but with tenants that we anticipate will move out within two years of ownership, will be placed in service upon the earlier of reaching 90% occupancy or twelve months after move out. Acquisitions that are less than 75% occupied at the date of acquisition, developments and redevelopments are placed in service as they reach the earlier of a) stabilized occupancy (defined as 90% occupied), or b) one year subsequent to acquisition or development/redevelopment construction completion.

We define SS NOI as NOI, less NOI of properties not in the Same Store Pool, less the impact of straight-line rent, the amortization of above (below) market rent and the impact of lease termination fees. We exclude straight-line rent and above (below) market rent in calculating SS NOI because we believe it provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, we believe that SS NOI helps the investing public compare the operating performance of a company's real estate as compared to other companies. While SS NOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. SS NOI also does not reflect general and administrative expense, interest expense, depreciation and amortization, income tax benefit and expense, gains and losses on retirement of debt, impairment of real estate, gains and losses on the sale of real estate, equity in income or loss from our joint venture, capital expenditures and leasing costs. Further, our computation of SS NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SS NOI.